Exhibit 99.1
 Forward-Looking Statements  1  This presentation contains forward-looking statements that provide our expectations or forecasts of future events such as new product introductions, product approvals and financial performance. Forward looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like "believe", "anticipate", "expect", "estimate", "intend", "plan", "project", "will be", "will continue", "will result", "could", "may", "might", or any variations of such words or other words with similar meanings. All statements other than statements of historical facts included in this presentation, including, without limitation, those regarding Lundbeck and Longboard's financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Lundbeck and Longboard's products), are forward looking statements.  Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause Lundbeck and Longboard's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that may affect future results include, among others, interest rate and currency exchange rate fluctuations; delay or failure of development projects, production or distribution problems; unexpected contract breaches or terminations; government-mandated or market-driven price decreases for Lundbeck's products; introduction of competing products; Lundbeck's ability to successfully market both new and existing products; exposure to product liability and other lawsuits; changes in reimbursement rules and governmental laws and related interpretation thereof; and unexpected growth in costs and expenses. Additional risks and uncertainties include, but are not limited to, risks related to Lundbeck’s ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Longboard tender their shares in the transaction; the outcome of legal proceedings that may be instituted against Longboard and/or others relating to the transaction; the failure to receive (or delay in receiving) the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Longboard and its products, including uncertainty of the expected financial performance of Longboard and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; and other uncertainties pertaining to the business of Longboard, including those detailed in Longboard’s public filings with the SEC from time to time, including Longboard’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent Quarterly Reports on Form 10-Q. The reader is cautioned not to unduly rely on these forward-looking statements. The forward-looking statements in this company presentation and any oral presentations speak only as at the date of this presentation. Longboard and Lundbeck disclaim any intent or obligation to update or revise these forward-looking statements, or to confirm such statements to reflect subsequent events or circumstances after the date of the company release or in relation to actual results, other than as may be required under applicable law or applicable stock exchange regulations.  Certain assumptions made by Lundbeck are required by Danish Securities Law for full disclosure of material corporate information. Some assumptions, including assumptions relating to sales associated with products that are prescribed for unapproved uses, are made considering past performances of other similar drugs for similar disease states or past performance of the same drug in other regions where the product is currently marketed. It is important to note that although physicians may, as part of their freedom to practice medicine in the US, prescribe approved drugs for any use they deem appropriate, including unapproved uses, at Lundbeck, promotion of unapproved uses is strictly prohibited.

 IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS  2  The tender offer (the Offer) for the outstanding common stock of Longboard has not yet commenced. The description contained in this presentation is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lundbeck and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the SEC). The solicitation and offer to buy the common stock of Longboard will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Lundbeck will file a tender offer statement on Schedule TO and thereafter Longboard will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.   The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Lundbeck and when available may be obtained by directing a request to the Information Agent for the tender offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by Longboard will be available free of charge on Longboard’s internet website https://ir.longboardpharma.com/financial-information/sec-filings or by contacting Longboard’s investor relations contact at IR@LongboardPharma.com.   In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Lundbeck, as well as the solicitation/recommendation statement filed by Longboard, Longboard will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Lundbeck or Longboard at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Longboard’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

 3  This is Lundbeck

 Lundbeck at a glance  4  DKK 19.9 billion  Our 2023 revenue reached DKK 19.9 billion.  Revenue  Employees  5,600  We are approximately 5,600 employees across the company.  Global presence  We are headquartered in Denmark and are present in +50 countries.  + 50 countries  Ownership  DKK +500 million  Our largest shareholder The Lundbeck Foundation annually grants DKK 500 million for brain research.  Global reach  +8 million  Our portfolio of products reaches +8 million people a day on average.  R&D investment  20%  We reinvest 20% of our revenues into R&D, corresponding to DKK 4.0 billion in 2023.  History  1915  Lundbeck was founded by Hans Lundbeck in Copenhagen over a century ago.  Commitment  +70 years  Lundbeck has +70 years of commitment to neuro-science and to people living with brain disorders.

 Patients at the center  5  “I longed to feel self-confidence and passion. But I didn’t feel anything at all. I thought I was simply tired. Yet it was a strange tiredness; everything seemed meaningless.”  1.1 bn people living with a mental health disorder  “I pretty much just stayed in the room. You can’t understand what it’s like to be in constant pain. Nausea, dizziness, light sensitivity, sound sensitivity.”  2.8 bn people living with a neurological disorder  “I constantly read that you only have six years of survival and that is very hard to accept. I keep thinking - if this is the worst, I can survive - but a month later, it is worse.”  300 mn people living with rare diseases  Xue Bing, living with depression  LaQuinda, living with chronic migraine  Helle, living with MSA and husband Jens

Global presence

In addition to R&D and production sites, we have affiliates in +50 countries


Lumsås
Valby, HQ
Seattle.
La Jolla
Deerfield
Valbonne
Padova
Beijing
Tokyo
Singapore

Global production sites

DK – Valby, Lumsås
API production, bulk production, finished goods production

France – Valbonne
Bulk production, finished goods production

Italy – Padova
API production

Global R&D sites

DK – Valby
Full R&D value chain

US –
La Jolla; Research,
Deerfield; Drug development
Seattle; CMC

Asia – Tokyo, Beijing, Singapore
Drug development

6

Organic pipeline breakthroughs  Ongoing programmatic business development  Industry-leading neuroscience research platform  2030-2033  Accelerate  Our Focused Innovator strategy  7  Migraine & neuro-rare franchise  Partnerships  Platform operating principles  2027-2029  Scale  Grow strategic brands  Disciplined capital allocation  Foster innovation with near-to-market business development  2024-2026  Focus

 A science-driven R&D organization  8  Clinical trials  +10  clinical trials currently ongoing in +20 countries.  Marketed treatments  25  currently marketed products, of which 7 are in neuro-rare and neuro-speciality.  R&D employees  ~1,000  employees working in R&D.  R&D spend  20%  of our revenue annually is spend on R&D, corresponding to DKK 4.0 billion.  Focused pipeline  90%  of our pipeline is in neuro-rare and neuro-speciality.  Pioneer in psychiatry   1959  Lundbeck developed and launched one of the world’s first antipsychotics in 1959.

 Our disease areas expanding from psychiatry and neurology into neuro-rare and neuro-specialty conditions  9  Psychiatry  Specialist-treated psychiatric conditions  Mood disorders  Major depressive disorder  Bipolar disorder  Psychotic disorders  Schizophrenia  Trauma and stressor-related disorders  Post-traumatic stress disorder  Neuro-specialty  Specialist-treated neurological conditions  Headache disorders  Migraine  Cluster headache  Neuro-degenerative diseases  Alzheimer’s disease agitation  Parkinson’s disease  Neuro-rare  Rare neurological disorders and indications with neurological symptomatology  Neurohormonal conditions  Congenital adrenal hyperplasia  Cushing’s disease  Thyroid eye disease  Multiple system atrophy  Epilepsy

 Strong fit with Lundbeck’s Focused Innovator strategy  De-risked asset with several potential indications  Longboard is an ideal strategic fit  Complementing neuro-rare franchise and building on experience in rare epilepsies  DEEs: Developmental and Epileptic Encephalopathies   10  Builds on Lundbeck’s focus on neuro-rare and U.S. legacy in rare epilepsies  Expected launch in Q4 2028  Potential first drug approval for DEEs with FDA breakthrough therapy designation  Compelling efficacy profile in rare epilepsy supported by phase II data  IP protection to 2041

 11  Reaching patients across the world  US  51%  Share of revenue  Europe  23%  Share of revenue  International markets  26%  Share of revenue

 The Lundbeck behaviors   Supporting our transformation and enabling long-term growth  actively exploring diverse perspectives and challenging the status quo   asking open questions and actively listening to each other  ensuring that each person feels free to share their views   being courageous in stepping up to address difficult issues  staying flexible  cross functional collaboration  inclusive decision-making  systematically learning from successes and failures  always seeking new business opportunities  prioritizing relentlessly, including stopping projects for the greater good of Lundbeck  prioritizing patients and positively impacting society  taking actions to minimize our impact on climate and environment  acting with integrity  holding yourself and others accountable to meet commitments  clear and effective decisions  taking ownership and bringing forward solutions to problems  Curiosity  Adaptability  Accountability  12

 Timeline  Until regulatory approval and potential closing, both companies will keep operating as separate entities  13  Oct 14  Announcement day  Expected close  Dec  Estimated timing to close ~8 weeks  Regulatory approval

 Acquisition reinforces strong position in neuroscience   14  Longboard set to join an organization with longstanding dedication to neuroscience, patient-centric approach, and global presence  Longboard fits perfectly with Lundbeck’s Focused Innovator strategy  Forming an anchor asset in Lundbeck’s neuro-rare portfolio  Deal expected to close in December 2024  Focused Innovator strategy in action

 15  Q&A

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